Exhibit 10.3

“Private & Confidential”

Date: ______________2023

Name: Sze Koon Kiat

Address: 53 Seletar Hills Drive Singapore 807068

NRIC No: S1739819I

CONTRACT OF SERVICE

We are pleased to offer you the following position on the terms and conditions stated herein:

1.	Position

Chief Executive Officer with SKK Works Pte Ltd (the “Company”) for the roles and responsibilities in the parent entity SKK Holdings Limited. The date of commencement of service with the Company would be

2.	Conditions of Service

This the Contract of Service is conditional upon your eligibility to work in Singapore, which for non-Singapore Citizens and non-Singapore Permanent Residents means a valid employment pass or work permit issued by the Ministry of Manpower of Singapore (the “Ministry”). If, at any time, and for any reason whatsoever, the Ministry does not issue you with a valid permit or pass, then this Contract of Service shall be null and void and of no effect.

3.	Roles and Responsibilities

Your duties are stated under the portfolio of the listed company, SKK Holdings Limited.

4.	Working Hours

a)	The Company’s working hours are Monday to Friday, from 9:00am to 6:00pm. You are entitled to one hour of lunch break.

b)	You may be required to work beyond the normal working hours to discharge your duties at the sole discretion of the Company.

c)	The company reserves the right to change the working days, working hours and such related matters from time to time, subject to any statutory requirements.

5.	Remuneration

a)	Your starting basic monthly salary will be S$___________ per month.

b)	Annual wage supplement of S$____________ with CPF contributions by the Company in accordance with the applicable legislation, regulations and policies from time to time payable in arrears on the last working day of financial year.

c)	An incentive bonus according to the scheme set out in the Schedule hereto, payable within one (1) week from the Board’s approval of the audited accounts of the Company for the immediate preceding financial year, provided that the Director is under the employment of the Company on the last day of that financial year. Profit before tax (“PBT”) means the audited consolidated profit before tax, excluding non-controlling interests and any exceptional or extraordinary items, of the Group. For the avoidance of doubt, the computation of PBT is before the incentive bonus set out

a)	For Singaporeans, you shall be required to contribute to the Central Provident Fund (CPF) at a prevailing rate in accordance with the provisions of the CPF Act. The Company shall, on their part contribute the current rate as prescribed by the CPF Act from time to time.

b)	For non-Singaporeans, you will be responsible for all taxes and/or other contributions as required by the government of Singapore and your home country. The Company also reserves the right to withhold a reasonable sum of money, estimated to be sufficient for the purpose of clearing and taxes and/or contributions due to you upon termination of your service.

6.	Annual Leave

a)	Besides the gazetted public holidays, you are entitled to fourteen (14) days paid annual leave per calendar year. Annual leave for the first working year will be pro-rated according to the number of months worked.

b)	During the probation period, you are not entitled to any leave.

c)	You can apply to the HR Department to carry forward up to seven (7) days’ annual leave to the following year. Your request is subject to the sole discretion of the Company. If approved, you must consume the accumulated leave before the end of the following year, failing which it will be forfeited.

7.	Sick Leave

a)	You are entitled to fourteen (14) days of paid sick leave per calendar year, upon confirmation of your service. Sick leave during probation period will be treated as unpaid leave.

b)	Where hospitalisation is required, the total number of days of paid sick leave shall not exceed sixty (60) days.

8.	Other Benefits

a)	You will be entitled health and medical benefits under the group insurance scheme. Terms and schedules of benefits can be found in the Employee Handbook.

9.	Conduct

a)	You shall not at any time during your service with the Company, either directly or indirectly (except in the specific instance of prior written consent from the Company), engage or interest yourself, whether for reward or gratuitously, in any work or business other than that relating to the duties in the Company, or undertake any office, notwithstanding that such outside business may not interfere with the performance of your duties on the Company.

b)	You shall not either directly or indirectly engage or be concerned in any other services or in any commercial or business pursuit or activity either in your own name as principle or agent or otherwise howsoever which is directly or indirectly in competition with any business carried on by the Company.

c)	You shall not receive or accept whether directly or indirectly, any profit or commission or any other gains arising out of or from any business enterprise, undertaking or any contract in relation to the Company.

10.	Termination and Notice

a)	The service contract will be terminated by either party giving the other party six (6) months prior notice in writing of intention to terminate the service contract or paying to the other in lieu of notice a sum equivalent to six (6) months remuneration.

b)	The Company reserves the right to terminate your service at any time without notice if you:

●	commit any acts of gross misconduct or repeat or continue (after written warning) any other material or serious breach of your obligations under this agreement; or

●	are convicted of any criminal offence; or

●	commit any act of fraud or dishonesty; or

●	become bankrupt or make any arrangement or composition with your creditors generally; or

●	being incapable by reason of illness or other cause(s) from duly attending to your duties for a period or periods exceeding sixty (60) days in each calendar year save and except when such incapacity is caused in the course of your duty without gross negligence by you.

c)	Upon the termination of your service, you shall return to the Company all documents, records, items and materials in your possession or custody belonging to the Company or its clients and you shall not retain any copies (including electronic or soft copies) thereof.

d)	During your notice period, you shall handover all documents and materials relating to your work and ensure a smooth transition of your duties and responsibilities.

11.	Confidentiality

a)	You shall, at all times during and/or after the period of your service, observe and maintain secrecy in respect of all transactions in relation but not limited to the financial, commercial or technical affairs of the Company and its customers trade secrets, business plans, strategies, financial information and any other information that will affect the Company’s competitive position.

b)	You shall not, at any time, without the prior written authority of the Company disclose to any third party any confidential information obtained during your course of service.

c)	You shall not without prior written consent of the Company destroy, make copies, duplicate or reproduce in any form the Company’s confidential information.

12.	Non-Competition

Upon the termination of your service by the Company, or payment in lieu of notice has been made by the Company, you shall not for a period of six months from the termination date undertake or carry on, either alone or in partnership, nor be employed or interested directly or indirectly, in a similar business to that carried on by the Company.

You shall not for a period of one year from the termination date from the Company either personally or by your agent or by letters, circular or advertisement whether on your own behalf or on behalf of any other person, firm, or company.

●	canvass or solicit orders from or in any way interfere with any person or company who has in the previous twelve (12) months before the termination of your service hereunder has been a customer of the Company.

●	seek to do business of similar nature to the Company with any person, firm or company who has done business with the Company in the previous twelve (12) months before the termination of your service; and

●	endeavour to entice away from the Company any person who is employed or engaged by the Company at the termination of your service.

13.	Miscellaneous

The illegality, invalidity or enforceability of any provision of this Contract of Service shall not affect the legality, validity or enforceability of any other provision.

This Contract of Service is governed and construed in accordance with the laws of Singapore.

Should you agree to the terms of service, please sign and return a copy of this letter to signify your acceptance of the position offered.

In anticipation of your acceptance, we welcome you to SKK Works Pte Ltd and SKK Holdings Limited and hope that our association will be both long and rewarding.

SCHEDULE

The Company shall pay the Director an incentive bonus according to the following:

Profit before tax (PBT) of SKK HOLDINGS LIMITED	Amount of incentive bonus
Where the PBT below S$1.5 million	Nil%
Where the PBT exceeds S$1.5 million but does not exceed S$2.5 million	5.0% on the PBT amount above S$1.5 million but below than S$2.5 million
Where the PBT exceeds S$2.5 million but does not exceed S$4.0 million	5.0% on the PBT amount above S$1.5 million but below than S$2.5 million, plus 7.5% on the PBT amount above S$2.5 million but below than S$4.0 million
Where the PBT exceeds S$4.0 million

5.0% on the PBT amount above S$1.5 million but below than S$2.5 million, plus 7.5% on the PBT amount above S$2.5 million but below than S$4.0 million plus 10.0% on the PBT amount above of S$4.0 million

Yours sincerely,

SKK Works Pte Ltd

Name
Designation
Date

To: SKK Works Pte Ltd

I declare that all information and representations that I have furnished or made in my resume, or in any other documents related to service are true and accurate.

I accept that in the event any of those information or representations are found to be untrue or inaccurate, the Company may take disciplinary actions against me, including but not limited to cancellation of consideration for service, a suspension of my service, a demotion or a reduction in my salary and benefits or dismissal without compensation and notice by the Company.

I by virtue of my signature hereinafter, understand and accept the position offered and all the terms and conditions of my service as contained in this Contract of Service, and the Employee Handbook.

Name:
NRIC No:
Date: